The Income Fund of America
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$1,165,204
Class B	$744
Class C	$70,737
Class F-1	$68,727
Class F-2	$97,587
Class F-3	$-
Total	$1,402,999
Class 529-A	$23,153
Class 529-B	$47
Class 529-C	$5,238
Class 529-E	$929
Class 529-F-1	$1,020
Class R-1	$1,520
Class R-2	$6,676
Class R-2E	$120
Class R-3	$16,766
Class R-4	$18,403
Class R-5	$8,970
Class R-5E*	$-
Class R-6	$84,053
Total	$166,895
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.3400
Class B	$0.2291
Class C	$0.2549
Class F-1	$0.3316
Class F-2	$0.3605
Class F-3	$-
Class 529-A	$0.3319
Class 529-B	$0.2082
Class 529-C	$0.2488
Class 529-E	$0.3070
Class 529-F-1	$0.3574
Class R-1	$0.2518
Class R-2	$0.2534
Class R-2E	$0.2901
Class R-3	$0.3016
Class R-4	$0.3339
Class R-5E	$0.3447
Class R-5	$0.3663
Class R-6	$0.3718
Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)
As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$107,115
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$5,220,449
D) Long - term debt securities including convertible debt	$23,242,647
E) Preferred, convertible preferred, and adjustable rate preferred stock	$1,117,365
F) Common Stock	$73,429,556
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$615
J) Receivables from portfolio instruments sold	$442,608
K) Receivables from affiliated persons	$0
L) Other receivables	$499,110
M) All other assets	$3,238
N) Total assets	$104,062,703
O) Payables for portfolio instruments purchased	$827,681
P) Amounts owed to affiliated persons	$51,488
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$162,997
S) Senior equity	$0
T) Net Assets of Common shareholders	$103,020,537
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	3,403,556
Class B	1,635
Class C	269,393
Class F-1	209,553
Class F-2	307,034
Class F-3	5
Total	4,191,176
Class 529-A	70,135
Class 529-B	100
Class 529-C	20,813
Class 529-E	3,035
Class 529-F-1	2,906
Class R-1	5,847
Class R-2	25,574
Class R-2E	616
Class R-3	54,389
Class R-4	55,467
Class R-5	25,375
Class R-5E	2
Class R-6	242,746
Total	507,005
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$21.95
Class B	$21.86
Class C	$21.68
Class F-1	$21.90
Class F-2	$21.94
Class F-3	$21.95
Class 529-A	$21.91
Class 529-B	$21.93
Class 529-C	$21.82
Class 529-E	$21.84
Class 529-F-1	$21.91
Class R-1	$21.81
Class R-2	$21.71
Class R-2E	$21.90
Class R-3	$21.86
Class R-4	$21.91
Class R-5E	$21.94
Class R-5	$21.95
Class R-6	$21.96
Item 75
Average net assets during the current reporting period ($000)
B) Monthly average (for all other funds)	$101,175,339

*Amount less than one thousand